Exhibit 16.1

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

February 28, 2011

Dear Sir/Madam:

We have read the first through third paragraphs of Item 4 included in the Form 8-K dated March 2, 2011, of API Technologies Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

Very truly yours,

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

CC: Andrew Laurence

Vice President of Finance and Chief Accounting Officer